



    MONONGAHELA POWER COMPANY
     (THOUSANDS OF DOLLARS)


    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                                            12 Months
                                              Ended             Year Ended
                                             3/31/95            12/31/94
    Earnings:
        Net income                           $61,826             $59,936
        Fixed charges (see below)             39,010              38,871
        Income taxes                          31,920              30,649
               Total Earnings               $132,756            $129,456


    Fixed Charges:
        Interest on long-term debt           $35,336             $35,187
        Other interest                         2,921               2,969
        Estimated interest component
           of rentals                            753                 715
               Total Fixed Charges           $39,010             $38,871


    Ratio of Earnings to Fixed Charges          3.40                3.33
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